Exhibit 10.4

FOUNDER SHARE TRANSFER LETTER AGREEMENT

March 21, 2016

WL Ross Holding Corp.
1166 Avenue of the Americas
New York, New York 10036

Nexeo Holdco, LLC
3 Waterway Square Place #1000
The Woodlands, TX 77380

Re:          Transfer of Founder Shares

Gentlemen:

Reference is made to that certain agreement and plan of merger by and among WL Ross Holding Corp., a Delaware corporation (“Parent”), Neon Acquisition Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Blocker Merger Sub”), Neon Holding Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Blocker Merger Sub (“Company Merger Sub”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), TPG Accolade Delaware, L.P., a Delaware limited partnership (“Blocker”) and Nexeo Holdco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“New Holdco”).  In order to induce Nexeo to enter into the Merger Agreement, WL Ross Sponsor LLC (“WLRS”) has agreed to enter into this letter agreement (this “Agreement”) relating to the transfer of the number of shares of Parent Common Stock calculated in accordance with Section 2 hereof issued to WLRS pursuant to that certain Amended and Restated Subscription Agreement between WLRS and Parent, dated as of April 4, 2014 (the “Subscription Agreement”), on the terms and subject to the conditions specified herein.  This letter represents the “Transfer Letter” contemplated by the Merger Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

WLRS hereby agrees with New Holdco and Parent as follows:

1. Subject to the satisfaction or waiver of all conditions precedent set forth in the Merger Agreement and in exchange for the consideration contemplated by the Merger Agreement, concurrently with the Closing WLRS shall transfer to the Selling Equityholders, a number of Founder Shares equal to the product of (a) the number of Founder Shares outstanding and held by WLRS immediately prior to the Closing (excluding 30,000 Founder Shares which will be transferred to the Parent’s independent directors), multiplied by (b) the Selling Equityholder Fraction (as adjusted in accordance with Exhibit B, attached hereto, the “Transfer Shares”).  The “Selling Equityholder Fraction” shall equal (x) the sum of (i) the number of shares of Parent Common Stock issued as Stock Consideration plus (ii) the number of Excess Shares determined in accordance with the Merger Agreement, if any, divided by (y) the sum of (i) the number of shares of Parent Common Stock (excluding any Founder Shares)  issued and outstanding as of immediately following the Closing plus (ii) the number of Excess Shares determined in accordance with the Merger Agreement, if any.

Concurrently with the provision of the Consideration Schedule by the Company pursuant to the Merger Agreement, New Holdco shall provide written instructions to WLRS as to the allocation of the Transfer Shares among the Selling Equityholders; provided, however, that as a condition to receiving any Transfer Shares, each Selling Equityholder shall agree in writing to be bound by the terms of this Agreement, and shall have become, by joinder, a party to the Shareholders and Registration Rights Agreement. Upon the transfer of the Transfer Shares, WLRS shall cease to own the Transfer Shares.

2. The Transfer Shares shall be deemed to be Founder Shares and shares of Common Stock as such terms are defined in the Shareholders and Registration Rights Agreement, and each holder of Founder Shares, including any Transfer Shares, will be bound by the terms and conditions thereof, including such terms governing the vesting and transfer of the Founder Shares, a summary of which terms are set forth on Exhibit A hereto.  WLRS shall not Transfer (as such term is defined in the letter agreement, dated May 29, 2014, by and among WLRS, the Company and certain management holders party thereto) any Transfer Shares, other than in accordance with Section 1.

3. This Agreement and the Shareholders and Registration Rights Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.  This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

5. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

7. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Signature page follows]

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Please indicate your agreement to the foregoing by signing in the space provided below.

WL ROSS SPONSOR LLC

		By:	/s/ Wilbur L. Ross, Jr.
			Name:	Wilbur L. Ross, Jr.
			Title:	Manager

ACCEPTED AND AGREED TO:

NEXEO HOLDCO, LLC

By:	/s/ David Bradley
Name:	David Bradley
Title:	President and Chief Executive Officer

WL ROSS HOLDINGS CORP.

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	President and Chief Executive Officer

Exhibit A

FOUNDER SHARES

Earnout trigger

With respect to 50% of the Founder Shares, the last sale price of Parent common stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; and

With respect to remaining 50% of the Founder Shares, the last sale price of Parent common stock equals or exceeds $15.00 per share (as adjusted for stock splits,  dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; or

in either case, Parent completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property or any transaction  involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the company is the surviving entity which results in a change in the majority of our board of directors or management team or the Parent stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction.

Antidilution Protection

Founder Shares will not participate in dividends or other distributions with respect to the shares prior to the targets being met, whereupon the number of Founder Shares shall be entitled to all dividends and distributions paid on the common stock after the Business Combination as if they had been holders of record entitled to receive distributions on the applicable record date.

Forfeiture Date	Tenth anniversary of the consummation of the Business Combination.

Other Restrictions	The Founder Shares will continue to be subject to the transfer restrictions contained in the Shareholders and Registration Rights Agreement and the Insider Letter and under securities laws.

Treatment of Forfeited Shares

Parent would record the aggregate fair value of the shares forfeited and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the pro-rata portion of the price paid to Parent for such forfeited shares of approximately $25,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

Exhibit B

In the event that WLRS, in order to induce a Private Placement Investor to participate in the Equity Financing, agrees to transfer to such Private Placement Investor a number of Founder Shares, then New Holdco and any other Selling Equityholders that become a party to this Agreement by joinder agree that WLRS may transfer a number of Founder Shares that would otherwise be Transfer Shares (the “Reallocated Transfer Shares”) to the Private Placement Investor instead of to the Selling Equityholders; provided, however, that as a result of the transfer of the Reallocated Transfer Shares (i) such Private Placement Investor shall not receive, in the aggregate with all other Founder Shares, a number of Founder Shares that represents a higher proportion of the Founder Shares than the Parent Common Stock purchased by such Private Placement Investor in the Equity Financing represents of all outstanding Parent Common Stock (and Excess Shares, if any), immediately following the Closing and (ii) the Selling Equityholders shall have no obligation to forego, for the benefit of the Private Placement Investor, a larger proportion of the Founder Shares to which it would otherwise be entitled to pursuant to this Transfer Letter than the proportion of Founder Shares (other than the Transfer Shares) foregone by WLRS for the benefit of the Private Placement Investor.

“Private Placement Investor” means any Person who purchases any shares of Parent Common Stock in the Equity Financing; provided, that, any Affiliate of WLRS shall only be a Private Placement Investor if such Affiliate both (i) is receiving Founder Shares on the same terms as other similarly situated investors in the Equity Financing and (ii) is not controlled by WLRS.

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